Exhibit 10.7

March 31, 2005

James W. Greenwell
11534 Hemmingway Drive
Reston, VA 20192

Dear Jim,

I am pleased to inform you that effective April 1, 2005, you will be promoted to Senior Vice President, Americas. Below are the specifics of your promotion package:

•	Your annual base salary will be increased to $255,000. This salary increase is in recognition of your outstanding performance and predicted significant future contributions to the Company.

•	You will be entitled to a $50,000 signing bonus, which will be payable April 15, 2005, and be subject to normal withholdings. If you voluntarily terminate your employment on or before April 15, 2006, you will be required to reimburse LCC for the full bonus amount paid to you.

•	You will be eligible to purchase 75,000 shares of the Company’s Series A Common Stock at a per share market price equal to the fair market value of the option shares at market close on March 31, 2005. Your options will best in increments of one-third on the first, second and third anniversary of the date of the grant and will be subject to the terms of LCC’s 1996 Employee Stock Option Plan.

•	In accordance with the terms of LCC’s 2005 Annual Incentive Plan, you will be eligible to receive a discretionary performance bonus equal to 30% of your annual salary. This bonus is reflective of the 2005 performance year and will be paid in early 2006.

•	If the Company is acquired and, as a result, your employment is terminated by the acquirer, other than for cause, or you resign your position as a result of the acquirer having materially and significantly reduced your pay or job responsibilities, then you will be entitled to receive severance payments from the Company under the following terms: (i) if requested, you must stay 3 months beyond the closing date of the acquisition to ensure proper transition; (ii) the severance will be in the form of salary continuation for a period of 12 months.

Jim, we are tremendously encouraged by your decision to remain with LCC and assume this challenging new role. I am confident that your leadership of The Americas will be mutually beneficial, and I look forward to your contributions to LCC’s continued success.

Sincerely,

/s/ Tom Faulders

Tom Faulders
Chairman of the Board & CEO
LCC International, Inc.

cc: Personnel File